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                                                                    Exhibit 23.8


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of PSINet Inc. of our auditors? opinion dated September 4, 1998, with respect to the financial statements as of and for the period ended December 31, 1997 of INTERACTIVE NETWORX Gesellschaft zur Entwicklung und Vermarktung interaktiver Online- und Netzwerk Dienste mbH, Berlin, contained in the Current Report on Form 8-K of PSINet Inc. filed with the Securities and Exchange Commission on September 15, 1998.



Price Waterhouse GmbH
Wirtschaftspruefungsgesellschaft

/s/ A. Slotta                       /s/ P.G/ Stern
Wirtschaftspruefer                  Wirtschaftspruefer

Berlin, Germany
February 11, 1999